EXHIBIT 99.2


Safe Harbor Under the Private Securities Litigation Reform Act of 1995
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     The Private Securities Litigation Reform Act of 1995 (the "Act") provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about their companies, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Exchange Bancshares, Inc. (the "Holding Company") desires to take advantage of the "safe harbor" provisions of the Act. Certain information, particularly information regarding future economic performance and finances and plans and objectives of management, contained or incorporated by reference in the Holding Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998 is forward-looking. In some cases, information regarding certain important factors that could cause actual results of operations or outcomes of other events to differ materially from any such forward-looking statement appear together with such statement. In addition, forward-looking statements are subject to other risks and uncertainties affecting the financial institutions industry, including, but not limited to, the following:

Interest Rate Risk
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     The Holding Company's operating results are dependent to a significant degree on its net interest income, which is the difference between interest income from loans, investments and other interest-earning assets and interest expense on deposits, borrowings and other interest-bearing liabilities. The interest income and interest expense of the Holding Company change as the interest rates on interest-earning assets and interest-bearing liabilities change. Interest rates may change because of general economic conditions, the policies of various regulatory authorities and other factors beyond the Holding Company's control. In a rising interest rate environment, loans tend to prepay slowly and new loans at higher rates increase slowly, while interest paid on deposits increases rapidly because the terms to maturity of deposits tend to be shorter than the terms to maturity or prepayment of loans. Such differences in the adjustment of interest rates on assets and liabilities may negatively affect the Holding Company's income.

Possible Inadequacy of the Allowance for Loan Losses
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     The Holding Company maintains an allowance for loan losses based upon a number of relevant factors, including, but not limited to, trends in the level of nonperforming assets and classified loans, current and anticipated economic conditions in the primary lending area, past loss experience, possible losses arising from specific problem loans and changes in the composition of the loan portfolio. While the Board of Directors of the Holding Company believes that it uses the best information available to determine the allowance for loan losses, unforeseen market conditions could result in material adjustments, and net earnings could be significantly adversely affected if circumstances differ substantially from the assumptions used in making the final determination.

     Loans not secured by one- to four-family residential real estate are generally considered to involve greater risk of loss than loans secured by one- to four-family residential real estate due, in part, to the effects of general economic conditions. The repayment of multifamily residential and nonresidential real estate loans generally depends upon the cash flow from the operation of the property, which may be negatively affected by national and local economic conditions. Construction loans may also be negatively affected by such economic conditions, particularly loans made to developers who do not have a buyer for a property before the loan is made. The risk of default on consumer loans increases during periods of recession, high unemployment and other adverse economic conditions. When consumers have trouble paying their bills, they are more likely to pay mortgage loans than consumer loans. In addition, the collateral securing such loans, if any, may decrease in value more rapidly than the outstanding balance of the loan.

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Competition
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     The Exchange Bank (the"Bank") competes for deposits with other commercial banks, savings associations and credit unions and issuers of commercial paper and other securities, such as shares in money market mutual funds. The primary factors in competing for deposits are interest rates and convenience of office location. In making loans, the Bank competes with other savings associations, commercial banks, consumer finance companies, credit unions, leasing companies, mortgage companies and other lenders. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels and other factors which are not readily predictable. The size of financial institutions competing with the Bank is likely to increase as a result of changes in statutes and regulations eliminating various restrictions on interstate and inter-industry branching and acquisitions. Such increased competition may have an adverse effect upon the Bank.

Legislation and Regulation that may Adversely Affect the Holding Company's
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Earnings
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     The Bank is subject to extensive regulation by the Board of Governors of the Federal Reserve System (the "FRB"), the State of Ohio, Division of Financial Institutions (the "Division") and the Federal Deposit Insurance Corporation (the "FDIC") and is periodically examined by such regulatory agencies to test compliance with various regulatory requirements. As a bank holding company, the Holding Company is also subject to regulation and examination by the FRB and the Division. Such supervision and regulation of Holding Company and Bank are intended primarily for the protection of depositors and not for the maximization of shareholder value and may affect the ability of the company to engage in various business activities. The assessments, filing fees and other costs associated with reports, examinations and other regulatory matters are significant and may have an adverse effect on Holding Company's net earnings.

     The FDIC is authorized to establish separate annual assessment rates for deposit insurance of members of the Bank Insurance fund (the "BIF") and the Savings Association Insurance Fund (the "SAIF"). The FDIC has established a risk-based assessment system for both BIF and SAIF members. Under such system, assessments may vary depending on the risk the institution poses to its deposit insurance fund. Such risk level is determined by reference to the institution's capital level and the FDIC's level of supervisory concern about the institution.

     For several years, Congress has been considering various changes to the bank and savings association charters, the activities in which banks and savings associations and their holding companies and subsidiaries may engage and the authority of various regulatory authorities over the financial institutions and their holding companies and subsidiaries. The Holding Company cannot predict at this time whether and when Congress will actually adopt such "financial modernization legislation" or in what form it will be adopted. It is expected, however, that the range of activities in which banks and their affiliated companies may engage will be expanded, and it is possible that the range of activities in which the Holding Company and the Bank may engage will be restricted. It is not anticipated that the current activities of the Holding Company or the Bank will be materially affected by any such legislation.

     Legislation to recapitalize the SAIF, which was enacted in 1996, provided that the SAIF and the Bank Insurance Fund (the "BIF") would be merged if the federal savings association charter was eliminated. Although the elimination of the federal savings association charter has not occurred and is not now expected in the near future, Congress is still discussing the merger of the SAIF and the BIF. Although the merger could be expected to change the deposit insurance premiums paid by the Bank, the effect on the Bank and the Holding Company cannot be predicted at this time.